                                                                    Exhibit 11.1

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
               CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
               ---------------------------------------------------
                  PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                  ---------------------------------------------
                                   (Unaudited)

                    (In thousands, except per share amounts)


                                                            Six Months Ended                Three Months Ended
                                                               November 30,                    November 30,
                                                         ------------------------        ------------------------

                                                           2000            1999            2000            1999
                                                         --------        --------        --------        --------


Shares Outstanding
------------------

     For computation of basic earnings per
        common share

            Weighted average shares                       102,195         108,871         102,114         108,270
                                                         --------        --------        --------        --------

            Total shares for basic earnings
                 per share                                102,195         108,871         102,114         108,270

     For computation of diluted earnings
        per common share

            Net issuable common share equivalents               9             273               5             155
                                                         --------        --------        --------        --------

           Total shares for diluted
                  earnings per share                      102,204         109,144         102,119         108,425
                                                         ========        ========        ========        ========

Net Income
----------

     Net income applicable to common shares for
         basic earnings per share                        $ 45,718        $ 27,628        $ 16,868        $ 20,364
                                                         --------        --------        --------        --------

     Net income applicable to common shares for
         diluted earnings                                $ 45,718        $ 27,628        $ 16,868        $ 20,364
                                                         ========        ========        ========        ========



     Basic Earnings Per Common Share                     $    .45        $    .25        $    .17        $    .19
                                                         ========        ========        ========        ========



     Diluted Earnings Per Common Share                   $    .45        $    .25        $    .17        $    .19
                                                         ========        ========        ========        ========




The accompanying notes to consolidated financial statements are an integral part of these statements.